Exhibit 10 (ee)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS AGREEMENT, dated as of January 10, 2007, is by and among Leonard H. Lavin, not individually, but solely as Co-Trustee of the Leonard H. Lavin Trust u/a/d 12/18/87 (“Purchaser”), Alberto-Culver USA, Inc., a Delaware corporation (“Seller”), and Eighteen, LLC, an Oregon limited liability company (“Company”).

WITNESSETH:

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding units of membership interests in the Company;

WHEREAS, Purchaser desires to purchase and Seller desires to sell all of Seller’s units of membership interests in the Company (the “Units”), free and clear of all liens, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, agreements and indemnities hereinafter set forth, and intending to be legally bound, Purchaser, Seller and the Company (collectively, the “Parties”) hereby agree as follows:

1. Purchase and Sale of Units.

1.1 Sale and Transfer of Units. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 2.1), Seller will sell, convey, transfer, and deliver to Purchaser all of Seller’s right, title, and interest in and to the Units and deliver to Purchaser an executed assignment of units of its entire membership interest in the form of Exhibit A attached hereto (the “Assignment”).

1.2 Purchase Price. In consideration for the sale of the Units to Purchaser, Purchaser shall pay to Seller, at the time and in the manner set forth in Section 1.3, Twenty-Five Million Dollars ($25,000,000.00) (the “Purchase Price”) plus any sales tax or Transaction Tax (as defined in Section 3.1(d)(ii) below), if any, assessed on the assignment of the Units.

1.3 Payment of Purchase Price. On the Closing Date (as defined in Section 2.1), Purchaser shall pay and deliver the Purchase Price to Seller by wire transfer of immediately available federal funds to a bank account designated in writing by Seller not less than 2 business days prior to the Closing Date.

2. Closing.

2.1 Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place on January 10, 2007, or such other date as shall be agreed on by the Parties (such date or such other agreed-on date being herein called the “Closing Date”).

2.2 Purchaser’s Conditions to Closing. The obligation of the Purchaser to acquire the Units, unless specifically waived in writing by the Purchaser, is subject to the satisfaction or fulfillment of all of the following conditions on or prior to the Closing Date:

(a) Each representation and warranty made by Seller and the Company herein shall have been true and correct in all respects when made and shall be true and correct as if originally made on the Closing Date.

(b) All necessary consents from or notices to any governmental authority or other third party, with respect to the sale of the Units, shall have been obtained.

(c) Seller and the Company shall have performed and complied in all material respects with all of their covenants hereunder.

(d) Purchaser shall have been satisfied in its sole and absolute discretion with the results of its inspection of the Aircraft, in accordance with Section 4.3.

(e) All obligations of Seller and the Company to be performed or delivered hereunder on or prior to the Closing Date (including all deliveries of Seller and the Company required by Section 2.4(a) hereof at the Closing) shall have been performed and delivered.

2.3 Seller’s Conditions to Closing. The obligation of Seller to sell the Units, unless specifically waived in writing by the Seller, is subject to the satisfaction or fulfillment of all of the following conditions on or prior to the Closing Date:

(a) Each representation and warranty made by Purchaser shall have been true and correct in all respects when made and shall be true and correct as if originally made on the Closing Date.

(b) Signature Flight Support Corporation (“Lessor”) shall have consented to the assignment by Alberto-Culver Company (“ACC”) to Purchaser of the “Full Hangar Lease” dated July 27, 1989 by and between ACC and Pal-Waukee Aviation, Inc., as amended by First Amendment thereto dated September 15, 1999, and the Second Amendment thereto dated February 1, 2003 by and between ACC and Lessor (f/k/a Pal-Waukee Aviation, Inc., d/b/a Priester Aviation), and the Sublease Agreement between ACC and MacLean-Fogg Company dated July 12, 1991, as amended on July 31, 1996, July 1, 1997, January 31, 2000 and February 1, 2003; and Purchaser, as assignee, shall have assumed all of ACC’s obligations under the Full Hangar Lease and the Sublease by executing and delivering to Lessor the form of Full Hangar Lease assignment as approved by Lessor.

(c) All obligations of Purchaser to be performed or delivered hereunder on or prior to the Closing Date (including all deliveries of Purchaser required by Section 2.4(b) hereof at the Closing) shall have been performed and delivered.

2.4 Closing Deliveries.

(a) At the Closing, Seller and the Company will deliver to Purchaser:

(i) a duly executed Assignment;

(ii) an assignment of the Full Hangar Lease and the Sublease, as described in Section 2.3(b), duly executed by ACC and Lessor;

(iii) duly executed letters of resignation from each of the officers of the Company;

(iv) a duly executed termination of the Lease of the Aircraft between Seller and the Company;

(v) a secretary’s certificate, in form and substance reasonably satisfactory to Purchaser, certifying copies of the Company’s articles of organization and operating agreement, as amended to the Closing Date;

(vi) all minute books, records, Company Contracts (as defined in Section 3.l(g)), permits, business, financial and other records of the Company, including manuals, logbooks, wiring diagrams, documents and records relating to the Aircraft (all such records and items that are located at the leased premises (described in Section 2.3(b)) or on the Aircraft shall remain in place); and

(vii) such other instruments or documents as Purchaser and its counsel may reasonably request to vest in Purchaser all of Seller’s right, title and interest in and to the Units or to effect the consummation of the transactions contemplated by this Agreement.

(b) Closing Deliveries of Purchaser. At the Closing, Purchaser will deliver to Seller:

(i) the Purchase Price as provided in Section 1.2;

(ii) an assignment of the Full Hangar Lease and the Sublease, as described in Section 2.3(b), duly executed by Purchaser; and

(iii) such other instruments or documents as Seller and its counsel may reasonably request to effect the consummation of the transactions contemplated by this Agreement.

2.5 Cape Town Convention. Seller and Purchaser agree to follow the Convention on International Interests and Mobile Equipment and the Protocol on Matters Specific to Aircraft Objects (the “Cape Town Convention”) effective March 1, 2006, that establishes an International Registry (“International Registry”) for the registration of certain interests in aircraft. Seller and Purchaser agree that they shall register the sale (as defined in the Cape Town Convention) in the International Registry on the Closing Date, if required. Seller and Purchaser will each be responsible for their respective costs of such registration.

3. Representations and Warranties.

3.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a) Organization, Good Standing, Power and Authority, etc.

(i) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oregon. The Company is qualified and authorized to do business as a foreign limited liability company in Montana, North Carolina, Ohio, Texas, Hawaii, Colorado and Nevada. The Company has not elected to qualify as a limited liability company in states where it believes its lack of qualification is not a material impediment to its ability to avail itself of rights and remedies available to foreign entities under applicable state law. In Oregon and the states listed above where it is qualified, the Company has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. The Company does not own any interest in or control, directly or indirectly, any other corporation, joint venture, or other entity.

(ii) Each of the Company and Seller has the right, power, and legal capacity to enter into and perform its obligations under this Agreement. This Agreement has been duly executed by Seller and the Company and constitutes the binding obligation of Seller and the Company, enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller and the Company will not (i) violate any provision of law applicable to Seller or the Company; or (ii) conflict with or result in the breach of any provision of or the termination of or constitute a default under any corporate material instrument or agreement; and the delivery of the Units pursuant to this Agreement will transfer to Purchaser legal and valid title thereto.

(b) Outstanding Interests. No membership interest or unit of membership interest in the Company is held by any person other than Seller. Seller owns all the Units free and clear of all restrictions, other than those imposed by federal or state securities law.

(c) Financial Statements. The following financial statements of the Company (collectively, the “Financial Statements”) are attached as Exhibit B and are incorporated herein by reference: the unaudited balance sheet and income statement as at and for the 3-month period ended December 31, 2006 (the “Balance Sheet Date”). The Financial Statements, except as disclosed by this Agreement, correctly, accurately and completely present the financial condition and results of operations of the Company as of the date and for the period indicated and have been prepared from various records of the Company and its affiliates. The Financial Statements make full and adequate provision for all fixed or contingent obligations, liabilities, and commitments of the Company as of the Balance Sheet Date; and there were no fixed or contingent obligations, liabilities, or commitments of the Company as of such date which are not recorded or disclosed in the Financial Statements. All debts, liabilities, and obligations incurred by the Company after the Balance Sheet Date were incurred in the ordinary course of business, are usual and normal in amount both individually and in the aggregate. Since the Balance Sheet Date, there has been no material adverse change in the assets, properties, operations or condition (financial or otherwise) of the Company, and Seller has no knowledge of any such change that is threatened.

(d) Tax Matters.

(i) Since 1999, the Company, as a single member limited liability company, has not filed any tax returns with any federal, state, or local governmental authorities (for purposes of this paragraph, the Company does not consider its Texas franchise tax filing or its state qualification filings to be “tax returns”).

(ii) All Taxes owed by the Company and/or owed by Seller with respect to the Company for the period prior to the Closing Date have been paid except where the failure to do so would not result in a material adverse effect to the Company. “Taxes” means all taxes, duties, fees or assessments and any interest, penalty, fine or addition thereto which may be levied, assessed or imposed by any foreign, federal, state or local governmental authority or agency, including, without limitation, any sales, use, transfer, excise, or other similar tax (“Transaction Taxes”), and all taxes based on or measured by income, gains, revenues, or net worth except the Texas franchise tax and any amounts paid or due with state qualification filings (“Income Taxes”).

(iii) The Company and Seller have timely filed all tax returns, reports, or other filings regarding Transaction Taxes which are required to be filed under applicable law for the period prior to the Closing Date except where a failure to do so would not have a material adverse effect on the Company.

(iv) Neither the Company nor Seller is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes relating to the Company’s operation or income, and no claim for assessment or collection of Taxes has been asserted against the Company or Seller. To the extent any Taxes are assessed, whether or not due, for the period prior to the Closing Date, Seller shall have the exclusive right at Seller’s sole expense to defend any such assessment or other Tax-related claim and shall indemnify Purchaser as provided in Section 5 below with respect thereto, provided that Purchaser shall have given Seller notice of any such Tax assessment or claim within two weeks after the date Purchaser first received notice of same (or provided that any greater delay in giving notice does not prejudice Seller’s defense of the assessment or claim). For Income Tax purposes, the Company is a disregarded entity.

(e) Title to Properties; Absence of Encumbrances, etc. The Company has, subject only to immaterial exceptions, good and marketable title to all of its properties and assets (including the assets reflected on balance sheet as at the Balance Sheet Date), free and clear of all claims, encumbrances, security interests, restrictions on transfer, or other defects (“Encumbrances”) which might adversely affect the Company’s rights with respect to any such property or asset. Title to the Company’s Aircraft, as defined in Section 3.1(f), shall be insurable and free and clear of all Encumbrances, as of the Closing Date. The Company has not received any notice of violation of, and no basis is known to the Company or Seller for any material claim of violation of, any applicable law, ordinance, regulation, order, or requirement relating to the operations of the Company’s owned or leased properties or assets.

(f) Condition of Aircraft. The Company owns outright a Gulfstream IV-SP, manufacturer’s serial number 1344 and registration number N18AC, together with all parts, Avionics, equipment, instruments, components and accessories installed thereon and therein, including two (2) Rolls Royce Model TAY MK- 611-8 engines having manufacturer’s serial numbers 16807 (left) and 16810 (right) (“Aircraft”), which has a valid FAA Certificate of Airworthiness and is in airworthy condition with all systems in normal operating condition, per the manufacturer’s maintenance and operating manuals and specifications. At all times, the Aircraft has been maintained in accordance with manufactures’ specifications and all scheduled maintenance has been completed and all applicable mandatory aircraft service changes (ACSs) and airworthiness directives have been complied with. The Aircraft has not incurred structural damage during the Company’s ownership and the Aircraft records do not reflect any damage history from the time of its manufacture. All logbooks, maintenance records and, to Seller’s knowledge, other records delivered to Purchaser are complete, true and correct. All existing service agreements, maintenance subscriptions and existing manufacturer warranties pertaining to the Aircraft are listed in Exhibit C and are binding and in full force and effect. The approximate number of Aircraft “cycles” as of the date of this Agreement are set forth in Exhibit D, including Avionics and equipment as noted. All Aircraft parts were either new when initially installed or were previously used parts that were overhauled by the manufacturer or by another approved supplier, and in all cases were properly tagged in accordance with Federal Aviation Administration Regulations. The condition of the Aircraft is “AS IS.” EXCEPT AS SET FORTH IN THIS SECTION 3.1(f), SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE AIRCRAFT, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR OF MERCHANTABILITY. The Aircraft is adequately insured with the coverages listed in Exhibit D, with insurers noted therein. THE COMPANY AND/OR SELLER’S INSURANCE POLICIES WILL NOT COVER THE AIRCRAFT AFTER THE CLOSING DATE.

(g) Assets and Contracts of the Company. Attached hereto as Exhibit E is a list (the “Asset List”) of all of the assets of the Company as of the date of this Agreement. Exhibit F lists all of the material agreements, contracts, commitments, purchase and service orders and other similar arrangements, including all supplier agreements, customer agreements, equipment leases, licenses, sublicenses and other agreements to which the Company is a party (the “Company Contracts”). The material Company Contracts are valid and enforceable with respect to the Company and the Company is not in default of any material provision under the terms of any of the Company Contracts. Neither the Company nor to Seller’s knowledge, any other party to a Company Contract is in material default thereunder. No claims have been made, and no proceedings have been instituted, are pending, or, to the Company’s knowledge, have been threatened, which assert that the Seller or the Company is in breach of or default under any of the Company Contracts.

There are no agreements currently binding upon the Company that grant any person a lien, security interest, or mortgage on any asset of the Company.

(h) Litigation, etc. There is no litigation, proceeding, arbitration, or governmental investigation pending or threatened against or relating to the Company, any of its properties or business, any assets of any other person which are used by the Company in its business, or the transactions contemplated by this Agreement; and no basis is known to the

Company or Seller for any such litigation, proceeding, arbitration, or investigation. There is no continuing order, injunction, or decree of any court or arbitrator or domestic or foreign governmental agency to which the Company or any of its business, properties, assets, or employees is a party or subject. No material infringement of any proprietary right owned or licensed by the Company is known to the Company or the Seller.

(i) Books and Records. The books of account and other financial records of the Company are in all material respects complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in its financial statements, including those referred to in Section 3.1(c).

(j) Compliance with Applicable Laws, etc. For the period prior to the Closing Date, the Company’s ownership, use and operation of the Aircraft and the conduct of business by the Company did not violate or infringe (i) any federal, state, or local law, ordinance, license, or regulation the failure to comply with which might have a material adverse effect on the value of the Company, or (ii) any right, concession, or other proprietary right of others, the enforcement of which might have a material adverse effect on the value of the Company’s business as a whole. The Company is not in violation of or in default under any applicable law or regulation the effect of which, individually or in the aggregate with other such violations and defaults, could reasonably expected to have a material adverse effect.

3.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that (i) the trustees of Purchaser have full capacity, power and authority to execute and deliver this Agreement, and (ii) this Agreement has been duly executed by Purchaser and constitutes the binding obligation of Purchaser, enforceable in accordance with its terms.

4. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

4.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 2.2 and Section 2.3).

4.2 Operation and Preservation of the Company. The Company will not, and Seller will not cause or permit the Company to, engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, the Company will not, and Seller will not cause or permit the Company to declare, set aside, or pay any dividend or make any distribution to Seller. The Company will, and Seller will cause the Company to, keep the Company’s business and properties intact, including its present operations, physical facilities, assets and relationships with lessors, suppliers, and customers.

4.3 Full Access. The Company will permit, and Seller will cause the Company to permit, Purchaser or Purchaser’s representatives to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller or the Company, to all premises, properties, personnel, books and records of or pertaining to the Company. Without limiting the generality of the foregoing, the Company will permit, and Seller will cause the Company to permit, Purchaser or Purchaser’s representatives to conduct a “walk-through” visual inspection of the Aircraft at its Palwaukee Airport hangar prior to the Closing.

4.4 Consents and Closing Conditions.

(a) Seller shall use best efforts, and will cooperate with Purchaser: (i) to obtain such consents, approvals, authorizations and waivers from third parties (including the consent of the Lessor to the assignment to Purchaser of the Full Hangar Lease and Sublease as described in Section 2.3(b)) and to take such other actions as may be required in order to fulfill the closing conditions which are within Seller’s control; (ii) to cause the representations and warranties of Seller in Section 3.1 to be true and correct on and as of the Closing Date; and (iii) to provide Purchaser with all other information or assistance reasonably requested by Purchaser to bring about the consummation of the transactions contemplated in this Agreement. All costs and expenses contemplated by the Hangar Lease in connection with obtaining the consents of the landlord under the Hangar Lease (regardless of whether such consent is obtained prior to or after the Closing Date) shall be borne solely by Seller.

(b) Purchaser shall use best efforts, and will cooperate with Seller: (i) to cause the representations and warranties of Seller in Section 3.2 to be true and correct on and as of the Closing Date; and (ii) to provide Seller with all other information or assistance reasonably requested by Seller to bring about the consummation of the transactions contemplated in this Agreement.

4.5 Pre-Closing Transactions. Prior to the Closing Date, Seller will assume, terminate and discharge all intercompany debt payable by the Company and the Company and Seller will cancel all intercompany agreements between the Company and Seller, including without limitation the lease of the Aircraft.

4.6 Prorations. The patties agree to prorate to the Closing Date all fees, rents, prepayments and other similar amounts received or paid, or receivable or payable, by the Company for any period that includes the Closing Date. The net amount of such prorations shall be an adjustment to the Purchase Price. The prorations determined on the Closing Date shall be final and binding absent manifest error.

5. Indemnification.

5.1 After the Closing Date, Seller agrees to indemnify Purchaser or any person claiming by or through Purchaser or the Company (an “Indemnified Party”) hereunder, in respect of any and all claims, damages, losses, and expenses, including court costs and reasonable fees and disbursements of counsel (but excluding any and all punitive and consequential damages), incurred by such Indemnified Party in connection with (a) any breach of any of the representations, warranties, covenants, or agreements made by Seller in this Agreement, or (b) the operation or ownership of the Company, or the operation, use or ownership of any of the Company’s properties or assets including the Aircraft, prior to the Closing Date.

5.2 After the Closing Date, Purchaser agrees to indemnify Seller in respect of any sales or similar Transaction Tax which is proposed or assessed on the assignment of the Units and for which Purchaser is liable pursuant to Section 1.2. To the extent any such Tax is assessed, whether or not due, Purchaser shall have the exclusive right at Purchaser’s sole expense to defend any such assessment.

6. Miscellaneous.

6.1 Survival of Representations and Warranties, etc. The Parties agree that their respective representations, warranties, covenants, and agreements and indemnities in connection therewith contained in this Agreement shall survive the Closing hereunder for eighteen (18) months immediately following the Closing Date; provided, however, that their respective representations, warranties, and indemnities in respect of Taxes shall survive and remain in effect until ninety (90) days after the expiration of the statute of limitation applicable to any such Tax.

6.2 Tax Returns; Access to Records. Seller shall cause to be prepared and filed when due all federal and state income tax returns, if any, required to be filed for the Company for the taxable years ending on or prior to the Closing Date.

6.3 Expenses, Attorneys’ Fees. Seller shall bear its own expenses and the Company’s expenses, and Purchaser shall bear its own expenses, in connection with the preparation, review and execution of this Agreement and consummation of the transactions contemplated hereby. In any action or proceeding brought by any Party against any other Party concerning this Agreement or the actions, statements, or conduct of such other party in the negotiation, execution, or performance of this Agreement, the prevailing Party shall be entitled to recover from the other Party, in addition to any other relief to which the prevailing Party may be entitled, all costs and expenses (including court costs and reasonable attorneys’ fees and expenses) incurred in connection therewith.

6.4 Further Assurances. Each Party will promptly execute and deliver without further consideration such additional agreements, assignments, endorsements, and other documents as any other Party may reasonably request to carry out the purposes of this Agreement.

6.5 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any Party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

6.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if given in person, (b) on the date of electronic confirmation of receipt if given by facsimile or other wire transmission or (c) on the fifth day after mailing if mailed, registered first class mail, postage prepaid, to the party to whom the same is so given or made,

(a)	if to Seller:

Alberto-Culver Company

2525 West Armitage Avenue

Melrose Park, IL 60160

Attention: Gary P. Schmidt, General Counsel

(b)	if to Purchaser:

Leonard H. Lavin, Co-Trustee of Leonard H. Lavin Trust

411 Lakeside Terrace

Glencoe, IL 60022-1710

or to such other address as such party shall have specified by notice to the other.

6.7 Binding Effect, Benefit, Assignability. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors, assigns, heirs, and personal representatives, but neither this Agreement nor any of the rights, interests, or obligations of the Parties shall be assignable without the prior consent of the other Parties. This Agreement shall not be deemed to grant any right or remedy to any third person except as specifically provided herein; to relieve or discharge the obligation or liability of any third persons to any party to his Agreement; or to give any third person any right of subrogation or action over or against any party to this Agreement.

6.8 Entire Agreement, Amendments, etc. This Agreement constitutes the entire agreement, and supersedes all prior oral and written agreements and understandings, between the Parties with respect to the subject matter hereof and may be altered, modified, or amended only by an instrument in writing signed by the party or parties against whom enforcement of any waiver, change, modification, or consent is sought or from whom discharge is sought. No provision of this Agreement is to be interpreted against any party because that party or its legal representative drafted the provision.

6.9 Interpretation. The headings preceding or succeeding the text of Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. Underscored references to Sections, Exhibits or Schedules shall refer to those portions of this Agreement. The term “or” has, except as otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”.

6.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one instrument. Facsimile signatures shall be deemed binding and accepted. This Agreement shall be effective as of the date specified on the first page hereof, notwithstanding the actual date of execution of any of the counterparts hereof. Any one of such counterparts, or any true, complete and correct copy thereof, shall be sufficient for the purpose of proving the existence and terms of this Agreement, and no Party shall be required to produce an original or all of such counterparts in making such proof.

6.11 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Purchaser, Seller and the Company;

(b) by written notice from either Purchaser, on one hand, or Seller, on the other hand, to the other Party if there has been a material misrepresentation or material breach of a warranty or covenant on the part of the other Party in the representations and warranties or covenants set forth in this Agreement and any such misrepresentation or breach, if capable of cure, is not cured within ten (10) business days after written notice thereof to such other Party, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating Party’s obligations to consummate the transactions contemplated hereby (other than as a result of any willful act or omission by the terminating Party);

(c) by written notice from either Purchaser, on one hand, or Seller, on the other hand, to the other Party if, after the date of this Agreement, there has been a material adverse change in the assets, properties, operations or condition (financial or otherwise) of the Company, or any damage, destruction or loss materially adversely affecting the assets, properties, business, operations or condition (financial or otherwise) of the Company whether or not covered by insurance; or

(d) by written notice from Purchaser, on one hand, or Seller, on the other hand, to the other Party if the conditions precedent to the Closing set forth in Section 2.2 shall not have occurred or been waived by the appropriate Party, on or before March 1, 2007; provided, however, that the right to terminate this Agreement under this Section 6.11 shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of Seller, the Company or Purchaser; provided, however, that this Section 6.11 shall not release any Party from any such liability for a breach by such Party of this Agreement or liability that otherwise existed as of the date of such termination. The parties agree that (1) the kind of damage, destruction or loss described in Section 6.11(c) and/or (2) the failure of Seller to obtain the consent of a third party to the transfer of a lease or agreement (provided Seller has used reasonable diligence to obtain it) shall not constitute a breach of representation or warranty by Seller or Company.

6.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Oregon, without regard to its conflicts of law provisions.

6.13 Jurisdiction; Venue; Forum Non Conveniens.

(a) EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF OREGON AND WAIVES ANY AND ALL OBJECTIONS TO JURISDICTION THAT IT MAY HAVE UNDER THE LAWS OF THE UNITED STATES OR OF ANY STATE.

(b) EACH OF THE PARTIES WAIVES ANY OBJECTION THAT IT MAY HAVE (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS) TO THE LOCATION OF THE COURT IN WHICH ANY PROCEEDING IS COMMENCED IN ACCORDANCE WITH THIS SECTION 6.13.

6.14 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.15 Trustee Liability. When this Agreement is executed by the trustee of any trust, such execution is by the trustee, not individually but solely as trustee in the exercise of and under the power and authority conferred upon and vested in such trustee, and it is expressly understood and agreed that nothing herein contained shall be construed as creating any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such liability, if any, being expressly waived by the Parties by their execution hereof.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties on the date first above written.

“PURCHASER”

/s/ Leonard H. Lavin
Leonard H. Lavin, not individually, but solely as Co-Trustee of Leonard H. Lavin Trust u/a/d 12/18/87

“SELLER”

Alberto-Culver USA, Inc.

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	Secretary

“COMPANY”

Eighteen, LLC

By:	/s/ Andrew C. Langert
Name:	Andrew C. Langert
Title:	President

ASSIGNMENT OF UNITS OF MEMBERSHIP INTEREST IN

EIGHTEEN, LLC

ALBERTO-CULVER USA, INC., a Delaware corporation (“Assignor”), does hereby assign, transfer and convey to Leonard H. Lavin and Carol L. Bernick, not individually, but solely as Co-Trustees of Leonard H. Lavin Trust u/a/d 12/18/87 (“Assignee”), all of Assignor’s units of membership interest in Eighteen, LLC, an Oregon limited liability company (the “Company”), representing one hundred percent (100%) of the issued and outstanding units of membership interest of the Company.

IN WITNESS WHEREOF, Assignor has executed this Assignment of Units of Membership Interest, effective as of the 10th day of January, 2007.

ALBERTO-CULVER USA, INC.

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Title:	Secretary

ACCEPTED:

LEONARD H. LAVIN TRUST u/a/d 12/18/87

By:	/s/ Leonard H. Lavin
Leonard H. Lavin, not individually, but solely as Co-Trustee of Leonard H. Lavin Trust u/a/d 12/18/87